Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 3, 2005, Granite Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of MGI PHARMA, INC. (“MGI PHARMA”), merged with and into Guilford Pharmaceuticals Inc., a Delaware corporation now known as MGI GP, Inc.(“Guilford”), with Guilford surviving as a wholly owned subsidiary of MGI PHARMA. On October 3, 2005, upon closing of the Merger, all shares of Guilford common stock were exchanged for the right to receive an aggregate of approximately 5.3 million shares of MGI PHARMA common stock plus approximately $53.9 million in cash, which represents $3.75 per Guilford share of common stock, based on the average closing price of MGI PHARMA’s common stock over a five trading day period ended on September 27, 2005, or total consideration of $179.6 million.

The unaudited pro forma condensed combined balance sheet combines the historical unaudited consolidated balance sheets of MGI PHARMA and Guilford as of June 30, 2005, prepared in accordance with U.S. generally accepted accounting principles, giving effect to the merger as if it occurred on June 30, 2005. The unaudited pro forma condensed combined statements of operations combine the historical unaudited consolidated statements of operations of MGI PHARMA and Guilford for the year ended December 31, 2004, and the six-months ended June 30, 2005, prepared in accordance with U.S. GAAP, giving effect to the merger as if it occurred on January 1, 2004, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets of the acquired entity based on their estimated fair values as of the completion of the transaction. A final determination of these estimated fair values will be based on a third-party valuation of the actual net tangible and intangible assets of the acquired entity that exists as of the closing date of the transaction. The revised determination of of the purchase price allocation is expected to be completed in the fourth quarter of 2005.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed dates or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, MGI PHARMA allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information. In addition to the independent third-party valuation, the impact of the integration activities and other changes in Guilford’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences from the information presented below. Accordingly, the purchase accounting adjustments reflected in the unaudited pro forma condensed combined financial statements included herein are preliminary and subject to change. Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management of MGI PHARMA and Guilford have not yet determined the nature and extent of these activities. The unaudited pro forma financial information does not reflect any potential operating efficiencies. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Guilford included in this report and those of MGI PHARMA, Inc. All shares and per share amounts have been restated to reflect the MGI PHARMA two-for-one common stock split that was effective June 10, 2004.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2005

(amounts in thousands, except per share amounts)

	Historical MGI PHARMA	Historical Guilford	Pro Forma Adjustments	Note		MGI PHARMA Pro Forma Combined
ASSETS
Current Assets:
Cash and cash investments	$17,385	$38,878	$(41,263)	(A	)	$15,000
Short-term marketable investments	201,460	18,444	(12,623)	(A	)
			(59,779)	(F	)
			(9,523)	(D	)	137,979
Restricted marketable investments	5,825	—	—			5,825
Investments held by SNDC	—	23,771	—			23,771
Accounts receivables, net	130,620	5,540	(1,807)	(M	)	134,353
Inventories	36,312	3,166	(870)	(M	)	38,608
Aggrastat intangible held for sale	—	—	15,000	(B	)	15,000
Other current assets	629	1,709	(445)	(M	)	1,893

Total current assets	392,231	91,508	(111,310)			372,429
Restricted cash	600	—	—			600
Long-term marketable investments	24,212	—	—			24,212
Restricted marketable investments, less current portion	5,699	1,837	—			7,536
Equipment, furniture and leasehold improvements at cost, net	3,217	1,988	—			5,205
Debt issuance costs, net	6,586	—	—			6,586
Goodwill	—	—	59,766	(N	)	59,766
Intangible assets, at cost, net	6,913	36,069	(36,069)	(B	)
			62,500	(B	)	69,413
Other assets	61	4,980	(3,512)	(E	)	1,529

Total Assets	$439,519	$136,382	$(28,625)			$547,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,649	$11,296	$(731)	(M	)	$18,214
Current portion of long-term debt	—	1,941	69,354	(E	)	71,295
Accrued expenses (including payroll related and contracted services costs)	30,083	18,332	10,000	(D	)
			(922)	(M	)	57,493
Deferred revenue	318	—	—			318
Other current liabilities	79	—	—			79

Total current liabilities	38,129	31,569	77,701			147,399
Noncurrent liabilities:
Long-term debt	260,172	70,033	(69,354)	(E	)	260,851
Deferred revenue	2,250	—	—			2,250
Revenue interest obligation	—	45,890	(45,890)	(F	)	—
Other noncurrent liabilities	878	8,899	—			9,777

Total noncurrent liabilities	263,300	124,822	(115,244)			272,878
Total liabilities	301,429	156,391	(37,543)			420,277

Minority interest	—	21,145	—			21,145
Stockholders’ equity:
Preferred stock	—	—	—			—
Common stock	719	466	(466)	(G	)
			53	(L	)	772
Additional paid-in capital	425,827	436,310	(436,310)	(G	)
			125,680	(L	)	551,507
Unearned compensation-restricted stock	(1,860)	(3,830)	3,830	(G	)	(1,860)
Accumulated other comprehensive income (loss)	(3,834)	(1,061)	1,061	(G	)	(3,834)
Treasury stock, at cost	—	(612)	612	(G	)	—
Accumulated deficit	(282,762)	(472,427)	472,427	(G	)
			(156,500)	(C	)
			(1,469)	(M	)	(440,731)

Total stockholders’ equity	138,090	(41,154)	8,918			105,854

Total liabilities and stockholders’ equity	$439,519	$136,382	$(28,625)			$547,276

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2004

(amounts in thousands, except per share amounts)

	Historical MGI PHARMA	Historical Guilford	Pro Forma Adjustments	Note		MGI PHARMA Pro Forma Combined
Revenues:
Product sales	$192,089	$40,172	$(12,522)	(M	)	$219,739
Licensing and other	3,578	7,739	—			11,317

	195,667	47,911	(12,522)			231,056

Costs and Expenses:
Cost of sales	60,847	5,578	(1,484)	(M	)	64,941
Selling, general and administrative	73,802	58,758	(17,038)	(M	)	115,522
Research and development	62,625	46,584	(6,911)	(M	)	102,298
Acquired in-process research and development	83,117	13,951	156,500	(C	)	253,568
Intangible amortization	—	6,854	9,014	(H	)
	—	—	(6,013)	(M	)	9,855

	280,391	131,725	134,068			546,184

Operating loss	(84,724)	(83,814)	(146,590)			(315,128)
Interest income	5,330	2,213	(3,374)	(J	)	4,169
Revenue interest expense	—	(8,781)	8,781	(F	)	—
Interest expense	(5,989)	(5,252)	3,636	(E	)	(7,605)

Loss before income taxes and minority interest	(85,383)	(95,634)	(137,547)			(318,564)
Provision for income taxes	(340)	—	340	(K	)	—
Minority interest	—	7,756	—			7,756

Net loss	$(85,723)	$(87,878)	$(137,207)			$(310,808)

Net (loss) per common share:
Basic	$(1.23)	$(2.25)				$(4.13)
Diluted	$(1.23)	$(2.25)				$(4.13)
Weighted average number of common shares outstanding:
Basic	69,897	39,037				75,180
Diluted	69,897	39,037				75,180

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Six Months Ended June 30, 2005

(amounts in thousands, except per share amounts)

	Historical MGI PHARMA	Historical Guilford	Pro Forma Adjustments	Note		MGI PHARMA Pro Forma Combined
Revenues:
Product sales	$127,703	$22,887	$(7,029)	(M	)	$143,561
Licensing and other	2,694	614	—			3,308

	130,397	23,501	(7,029)			146,869

Costs and Expenses:
Cost of sales	44,836	1,842	(533)	(M	)	46,145
Selling, general and administrative	35,590	29,585	(7,482)	(M	)	57,693
Research and development	24,702	32,935	(4,622)	(M	)	53,015
Intangible amortization	—	2,755	4,508	(H	)
			(2,335)	(M	)	4,928
Impairment of long-lived assets	—	37,118	(37,118)	(I	)	—

	105,128	104,235	(47,582)			161,781

Operating income (loss)	25,269	(80,734)	40,553			(14,912)
Interest income	3,104	720	(2,778)	(J	)	1,046
Revenue interest expense	—	(4,203)	4,203	(F	)	—
Interest expense	(3,510)	(2,296)	1,818	(E	)	(3,988)

Income (loss) before income taxes and minority interest	24,863	(86,513)	43,796			(17,854)
Provision for income taxes	(555)	—	525	(K	)	(30)
Minority interest	—	5,502	—			5,502

Net income (loss)	$24,308	$(81,011)	$44,321			$(12,382)

Net income (loss) per common share:
Basic	$0.34	$(1.76)				$(0.16)
Diluted	$0.32	$(1.76)				$(0.16)
Weighted average number of common shares outstanding:
Basic	71,558	45,969				76,841
Diluted	75,691	45,969				76,841

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements which are an integral part of these statements.

Description of Transaction and Basis of Presentation

On October 3, 2005, Granite Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of MGI PHARMA, INC. (“MGI PHARMA”), merged with and into Guilford Pharmaceuticals Inc., a Delaware corporation now known as MGI GP, Inc.(“Guilford”), with Guilford surviving as a wholly owned subsidiary of MGI PHARMA. On October 3, 2005, upon closing of the Merger, all shares of Guilford common stock were exchanged for the right to receive an aggregate of approximately 5.3 million shares of MGI PHARMA common stock plus approximately $53.9 million in cash, which represents $3.75 per Guilford share of common stock, based on the average closing price of MGI PHARMA’s common stock over a five trading day period ended on September 27, 2005, or total consideration of $179.6 million.

NOTES TO UNAUDITED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Purchase Price

A preliminary estimate of the purchase price is as follows (table in thousands):

Purchase of Guilford – cash consideration	$53,886
Purchase of Guilford – equity consideration	125,733
Extinguishment of Guilford’s revenue interest obligation agreement with Paul Royalty	59,779
Extinguishment of Guilford’s convertible debt	69,354
Transaction costs and fees	19,523

Preliminary estimated purchase price	$328,275

The preliminary estimated purchase price has been allocated to the tangible and intangible assets and liabilities acquired based on their estimated fair values as of June 30, 2005 (table in thousands):

Cash and investments	$38,878
Investments, restricted	1,837
Short term marketable investments	18,444
Investments held by SNDC	23,771
Accounts receivable, net	5,540
Inventories	3,166
Other current assets	1,709
Goodwill	59,766
In-process research and development	156,500
Acquired identifiable intangible assets	62,500
Aggrastat intangible assets – held for sale	15,000
Property and equipment, net	1,988
Other assets	1,468
Accounts payable	(11,296)
Accrued expenses	(18,332)
Debt	(2,620)
Other liabilities	(8,899)
Minority interest	(21,145)

Total preliminary estimated purchase price	$328,275

The allocation of the estimated purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair value of assets acquired, including the fair values of in-process research and development and other identifiable intangible assets and the fair values of liabilities assumed as of the date of the merger. The allocation of the purchase price requires a series of assumptions and estimates and the exercise of judgment including the assignment of values to tangible and intangible assets.

The purchase price allocation will remain preliminary until the completion of a third-party valuation as of the closing date of significant identifiable intangible assets acquired (including in-process research and development) and until MGI PHARMA determines the fair values of other identifiable assets acquired and liabilities assumed. The revised determination of the purchase price allocation is expected to be completed as soon as practicable after consummation of the merger. The final amounts allocated to assets acquired and liabilities

NOTES TO UNAUDITED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The amount preliminarily allocated to acquired identifiable intangible assets has been attributed to the following identifiable assets (table in thousands):

Gliadel	$61,700
Distribution Intangible	800
Aggrastat – held for sale	15,000

The estimated fair value of Gliadel was derived using a preliminary valuation from an independent third party. The estimated fair value attributed to Gliadel will be amortized on a straight-line basis over 15 years. While patent protection for Gliadel ends in August 2006, during September 2004, the U.S. Food and Drug Administration (“FDA”) notified Guilford that Gliadel is entitled to market exclusivity for the treatment of patients with malignant glioma undergoing primary surgical resection until February 2010 under applicable orphan drug laws. In addition, Gliadel is manufactured using a proprietary process. MGI PHARMA management believes, after consultation with an independent third party, that this proprietary process will provide a significant barrier to future, generic competition.

The estimated fair value of the Distribution Intangible was derived using a preliminary valuation from an independent third party and represents the value of creating a new distribution relationship. As the Distribution Intangible is related to the distribution of Gliadel, it will also be amortized on a straight-line basis over 15 years.

The estimated fair value attributed to Aggrastat was determined based on a comparison of non-binding offers received from third parties.

The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the closing date of the merger, have not yet reached technological feasibility and have no alternative future use. Only those research projects that had advanced to a stage of development where management believed that a reasonable likelihood of technical success existed were included in the estimated fair value. In-process research and development has been expensed immediately following consummation of the merger and has been reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004, and in the accumulated deficit on the unaudited pro forma condensed combined balance sheet as of June 30, 2005. The estimated fair value of these intangible assets was derived using a valuation from an independent third party and primarily represents the estimated fair value of Aquavan, a novel sedative/hypnotic that is currently being evaluated for use as a procedural sedative during brief diagnostic and therapeutic medical procedures.

There are several methods that can be used to determine the estimated fair value of the acquired IPR&D. We utilized the “income method,” which applies a probability weighting to the estimated future net cash flows that are derived from projected sales revenues and estimated

.NOTES TO UNAUDITED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

costs. These projections are based on factors such as relevant market size, patent protection, historical pricing of similar products, and expected industry trends. The estimated future net cash flows are then discounted to the present value using an appropriate discount rate that incorporates the weighted cost of capital relative to the industry and the Company as well as product specific risks associated with the acquired in-process research and development products. Product specific risk factors included the product’s phase of development, likelihood of success, clinical data, target product profile and development plan. These cash flows were then discounted to a present value using a discount rate of approximately 14%. The Company believes the assumptions used in the valuation are reasonable at the time of the acquisition.

The major risks and uncertainties associated with the timely and successful completion of these projects consist of the ability to confirm the safety and efficacy of the technology based on the data from clinical trials and obtaining necessary regulatory approvals. In addition, no assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary significantly from the estimated results.

Pro Forma Adjustments

(A)	To record cash consideration payable to Guilford shareholders.

(B)	To eliminate Guilford’s historical carrying value and record the estimated fair value of acquired identifiable intangible assets arising from the acquisition.

(C)	To record the estimated fair value of in-process research and development acquired in the merger.

(D)	To record the estimated transaction costs and fees including estimated severance and change of control payments.

(E)	To record the assumed redemption of the Guilford convertible notes and write-off of deferred debt costs and reduction in interest expense. Based on this assumption, the pro forma financial statements reflect a reclassification of long-term debt to current liabilities. MGI will use a mix of cash and short-term marketable securities to redeem the convertible notes.

(F)	To record the assumed payoff of Guilford’s revenue interest assignment agreement with Paul Royalty, which is estimated at approximately $59.8 million at closing, and reduction of interest expense.

(G)	To eliminate Guilford stockholders’ equity accounts.

(H)	To reflect the amortization of acquired identifiable intangible assets.

(I)	To eliminate Aggrastat impairment recognized by Guilford.

(J)	To eliminate the interest income on $202 million cash paid or payable for the purchase of Guilford, assuming an average interest rate of 1.7% for the year ended December 31, 2004, and 2.8% for the six months ended June 30, 2005.

(K)	To reflect the tax effect of the pro forma adjustments to operations.

(L)	To record the issuance of 5.3 million shares of MGI PHARMA common stock to Guilford stockholders.

(M)	Guilford historical amounts have been restated to reflect Aggrastat as an asset held for sale to conform to MGI presentation. Losses eliminated in the pro forma condensed

NOTES TO UNAUDITED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

combined statement of operations for the year ended December 31, 2004 were $18.9 million and for the six months ended June 30, 2005 were $8.2 million.

	Historical Carrying Value at Year ended December 31, 2003	Preliminary Estimated Fair Value	Increase (decrease) in carrying value to fair value	Increase (decrease) in Amortization for the Year Ended December 31, 2004	Increase (decrease) in Amortization for the Six Months Ended June 30, 2005
Gliadel	$8,412	$61,700	$53,288	$8,881	$4,441
Distribution Intangible	—	800	800	133	67

Total	$8,412	$62,500	$54,088	$9,014	$4,508

Income Taxes

Management is uncertain of the realization of the net deferred tax assets related to Guilford’s preacquisition NOL carryforwards, tax credit carryforwards and other items. Accordingly, a valuation allowance is expected to be established equal to net deferred tax assets which may not be realized in the future. Additionally, Guilford’s NOL carryforwards are expected to be subject to ownership change limitations due to MGI PHARMA’s acquisition of Guilford and may be subject to various other limitations on the amounts utilized. In the event MGI PHARMA continues to be profitable in the future and management determines that a valuation allowance is no longer required, any benefits realized from the use of the NOL’s and credits will first reduce to zero any goodwill or intangible assets related to this acquisition and thereafter reduce tax expense by any remaining benefit.

Contingencies

MGI PHARMA may identify pre-acquisition contingencies that could affect the carrying value of the acquired assets or require additional liabilities to be recorded if pre-acquisition contingencies materialize. Any items subsequently identified will be included in the final purchase price allocation.

Income (Loss) per Share

Pro forma basic and diluted income (loss) per common share amounts for the year ended December 31, 2004, and the six-month period ended June 30, 2005, are based upon the historical weighted average number of MGI PHARMA common shares outstanding, adjusted to reflect the issuance of approximately 5.3 million MGI PHARMA common shares in exchange for an estimated 47.4 million shares of Guilford common stock outstanding.

The following table sets out the computation of basic and diluted common shares outstanding:

	For the Six Months Ended June 30, 2005	For the Year Ended December 31, 2004
Basic EPS calculation:
MGI PHARMA weighted average common shares outstanding	71,558	69,897
Issuance of MGI PHARMA common shares to Guilford stockholders	5,283	5,283

Pro forma weighted average common shares outstanding	76,841	75,180

Diluted EPS calculation:
MGI PHARMA diluted weighted average common shares outstanding	75,691	69,897
Anti-dilutive effect of MGI PHARMA stock options in pro forma loss per share	(4,133)	—
Issuance of MGI PHARMA common shares to Guilford stockholders	5,283	5,283

Pro forma diluted weighted average common shares outstanding	76,841	75,180